EXHIBIT 3(i)


                      CERTIFICATE OF AMENDMENT

                                OF

                RESTATED CERTIFICATE OF INCORPORATION

                               OF


                     ORION CAPITAL CORPORATION


     Orion Capital Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be considered at the Annual Meeting of Stockholders scheduled for May 29, 1997. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the total number of shares of stock of all classes of stock that the Corporation has authority to issue be increased from thirty-five million to fifty-five million shares;
and further

     RESOLVED, that the total number of shares of Common Stock, $1.00 par value per share, that the Corporation has authority to issue be increased from thirty million shares to fifty million shares; and further

     RESOLVED, that the first paragraph of Article IV of the Corporation's Restated Certificate of Incorporation ("Certificate") be amended to read in its entirety as follows:

                              IV.
                             STOCK

The total number of shares of stock of all classes which the corporation has authority to issue is Fifty-Five Million
(55,000,000) shares, of which Fifty Million (50,000,000) shares




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shall be Common Stock, with a par value of One Dollar ($1.00) per share, and Five Million (5,000,000) shares shall be Preferred
Stock, with a par value of One Dollar ($1.00) per share; and further

     RESOLVED, that the proposed amendment to the Certificate be submitted, with any changes of from, which counsel may deem to be necessary, to a vote of the stockholders of the Corporation at the Annual meeting of Stockholders to be held on May 29, 1997 for the purpose of considering and voting upon the adoption of the proposed amendment; and further

     RESOLVED, that, if the proposed amendment shall be adopted by the stockholders, the proper officers of the Corporation be, and they hereby are, authorized and directed, in the name and on behalf of the corporation, to execute, deliver and file for record such articles of amendment, and such other documents and instruments, and to do and perform such other acts and things as shall be necessary, convenient or proper to effect the amendment of the Certificate so proposed and accepted.

     SECOND: That, pursuant to resolutions of the Board of Directors, the Annual Meeting of Stockholders of the Corporation was duly called and held, upon notice in accordance with the provisions of Section 222 of the General Corporation law of the State of Delaware, at which meting the necessary number of shares as required by statute and by the Corporation's Restated Certificate of Incorporation were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by W. Marston Becker, its Chairman and Chief Executive Officer, this 4th day of June, 1997.

                                       By: /s/ W. Marston Becker
                                           ----------------------
                                            Chairman and Chief
                                            Executive Officer

/s/ Judy S. Spitzer
--------------------
Assistant Secretary




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